Exhibit 99.1

News Release
Amkor Reports Record Fourth Quarter Sales and Return to Profitability
CHANDLER, Ariz., February 8, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) reported record fourth quarter sales of $643 million, up 42% from the fourth quarter of 2004 and up 17% from the third quarter of 2005. Amkor’s fourth quarter net income was $54 million, or $0.30 per diluted share, compared with net loss of $36 million, or ($0.21) per share, in the fourth quarter of 2004.
Amkor’s fourth quarter 2005 net income included a gain of $4.4 million on the previously announced sale of Amkor Test Services, a specialty test operation; and severance and separation costs of $3.3 million in connection with corporate realignment activities. These items have no tax effect due to our U.S. net operating loss carryforwards and the related valuation allowance. In addition, we recognized an income tax benefit of $9.9 million associated with the release of reserves for domestic and foreign taxes applicable to prior years.
For the full year 2005, Amkor’s sales were a record $2.1 billion, up 10% over 2004. For 2005, Amkor’s loss was $137 million, or ($.78) per share, and included a provision of $50 million for legal settlements. For 2004, Amkor’s net loss was $38 million, or ($.21) per share.
“During 2005 we began to leverage our 2004 strategic initiatives, and we also experienced a broad-based strengthening of customer demand,” said James Kim, Amkor’s Chairman and Chief Executive Officer. “Our fourth quarter results reflect solid unit growth in strategic product areas, a richer product mix, a firmer pricing environment, and enhanced operating leverage in our newer factories.”
“In 2005 we also began to refocus our organization for long-term success,” said Kim. “This process is centered on enhancing operational effectiveness and financial performance, and includes alignment of our management team under Oleg Khaykin, COO, and Ken Joyce, CFO, both of whom report directly to me. Our goals are to increase profitability and generate levels of free cash flow that will allow us to reduce our debt.”
“During the fourth quarter we successfully increased production in our existing factories as well as our newer operations to support strong demand in several end markets, including wireless communications and consumer electronics,” said Kim. “Our leadership in wafer bumping, wafer level processing, flip chip, 3D packaging and other advanced package and test solutions has created what we believe is a strong pipeline of business. We are focused on optimizing our business opportunities, leveraging our strategic alliance with IBM, and laying the groundwork for expansion in Singapore and China.”

“We have seen strong customer acceptance of our electroplated wafer bumping technology, including our lead-free bump, as well as wafer probe capability, and we expect to continue to strategically expand these resources,” said Kim.
“Fourth quarter revenue and gross margin exceeded guidance due to stronger than expected customer demand; favorable product mix; improved pricing and recovery of increasing material costs; higher capacity utilization; and increasing contribution from our newer factories,” said Ken Joyce, Amkor’s Chief Financial Officer. “As a result, gross margin rose to 24.2% from 16.4% in the third quarter.”
“As we seek to increase profitability, we are undertaking a comprehensive program designed to streamline our corporate-wide support organization and reduce SG&A costs,” said Joyce. “Fourth quarter SG&A expenses included a charge of $3.3 million associated with employee reduction and separation expenses, which we expect to yield annualized savings of around $8 million. We intend to continue this process during 2006 with the goal of not only reducing costs, but also improving operational effectiveness.”
“We expect that legal fees, which have been a major contributor to increased SG&A expenses during the past two years, should be lower now that the mold compound and Carsem IP litigation are substantially complete,” said Joyce.
“Our goal is for 2006 SG&A expenses to be $25 to $30 million lower than in 2005,” said Joyce.
“Fourth quarter capital additions totaled $61 million and were focused on test, chip scale packages and flip chip,” said Joyce. “For 2006 we are currently budgeting capital additions of $300 million, including $50 million to facilitize our new factories in China and Singapore. In addition, we expect to undertake further capacity expansion that would be funded by customers under long-term supply agreements. We are prepared to adjust this estimate if business conditions change in the second half of the year.”
“During the fourth quarter we completed a series of financing initiatives designed to improve our liquidity,” said Joyce. “We completed a NT$1.8 billion (approximately $54 million) 5-year secured term loan with a group of Taiwanese lenders, and we replaced our $30 million secured revolving credit facility with a new $100 million senior secured revolver that is available through November 2009. In addition our chairman, James Kim, and members of his family, subscribed to an offering of $100 million of 6.25% convertible subordinated notes due 2013, the proceeds of which were used to repurchase $100 million of 5.75% convertible notes due June 1, 2006.”
“We believe that these initiatives, together with improved cash flow from business operations, have enhanced our financial flexibility,” said Joyce. “We currently have sufficient resources to retire the remaining ‘06 convertible notes at maturity and based on current forecasts we believe we will have sufficient liquidity available to satisfy the $146 million of 5% convertible notes due March 2007. As previously announced, during the first quarter of 2006 we purchased in the open market $30 million face value of our outstanding $471 million aggregate principal amount of 9.25% Senior notes due February 2008.”

In December 2005, DongbuAnam Semiconductor completed the restructuring of its capitalization. Based on DongbuAnam’s market value at December 31, 2005, we recorded an impairment on our equity investment of $736,000 rather than the $4 million we had originally expected.
At December 31, 2005 Amkor had U.S. net operating losses available for carryforward totaling $385 million expiring through 2025. Additionally, at December 31, 2005, we had $80 million of non-U.S. operating losses available for carryforward, expiring through 2011.
Selected operating data for the fourth quarter and full year 2005 is included in a section before the financial tables.
Business Outlook
First quarter revenues are normally down from 5% to 10%, reflecting a shorter work calendar and seasonal adjustments within the supply chain. However, our customers’ forecasts suggest a less-than-typical decline in business activity for the first quarter.
On the basis of current customer forecasts, we have the following expectations for the first quarter of 2006:
•	Revenue in the range of 3% to 5% below the fourth quarter of 2005.

•	Gross margin in the range of 21% to 22%.

•	Net income in the range of $0.10 to $0.14 per share.
Amkor will conduct a conference call on February 8, 2006 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-275-2170 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11050206.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: gross margin attainment goals; existence of a strong pipeline of business; plans to improve operational effectiveness; plans to announce an expansion of wafer bumping and wafer probe capability; plans to reduce legal expenses and SG&A costs; budgeted capital expenditures for 2006; having sufficient resources needed to retire the outstanding convertible notes due June 1, 2006 at maturity and to satisfy the $146 million of 5% convertible notes due March 2007; and the statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation and the risk of adverse results of litigation against us; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the incurrence of significant additional cost and expense necessary for the increase in Amkor’s capacity; the impact on expected SG&A costs of the purported securities class action lawsuit recently filed against us; worldwide economic effects of terrorist attacks and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; the effect on operations of our realignment of management; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations and technological challenges.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the Report on Form 10-K/A for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005.

Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com
(selected operating data and tables to follow)

Selected operating data for the fourth quarter and full year of 2005

		4th Quarter	Full Year
•	Capital additions	$61 million	$293 million
	Net increase in related accounts payable	$9 million	$3 million

	Payments for property, plant & equipment	$70 million	$296 million

•	Depreciation and amortization	$64 million	$248 million
•	Free cash flow *	$30 million	($199 million)
* Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by operating activities	$100 million	$97 million
Less purchases of property, plant and equipment	($70 million)	($296 million)

Free cash flow from continuing operations	$30 million	($199 million)

We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

•	Fourth quarter capacity utilization was approximately 90%. We calculate capacity utilization as revenue divided by average revenue generating capacity (RGC) for the quarter. We define RGC as 90% of installed capacity (based on the bottleneck limitations for each production line), using quarterly average selling price.

•	Assembly unit shipments for Q4 2005 were 2.1 billion, up 5% from Q3 2005.

•	Assembly unit shipments for FY 2005 were 7.4 billion, up 4% from 2004.

•	Q4 2005 end market distribution (an approximation based on a sampling of programs with our largest customers):

	Communications	37%
	Computing	19%
	Consumer	34%
	Other	10%

•	Q4 2005 percentage of revenue:
	Leadframe packages	37%
	Laminate packages	49%
	Other	4%
	Test	10%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	For the Three Months Ended
	December 31,
	2005	2004

Net sales	$643,492	$453,254

Cost of sales	487,776	379,812

Gross profit	155,716	73,442

Operating expenses:
Selling, general and administrative	56,242	56,380
Research and development	9,653	9,166
Gain on sale of specialty test operations	(4,408)	—

Total operating expenses	61,487	65,546

Operating income	94,229	7,896

Other expense (income):
Interest expense, related party	521	—
Interest expense, net	42,584	41,177
Foreign currency loss	4,688	1,977
Other income, net	(3,024)	(350)

Total other expense	44,769	42,804

Income (loss) before income taxes and minority interest	49,460	(34,908)
Minority interest income (expense)	(685)	717

Income (loss) before income taxes	48,775	(34,191)

Provision for income taxes (benefit)	(5,226)	1,901

Net income (loss)	$54,001	$(36,092)

Net income (loss) per common share:
Basic	$0.31	$(0.21)

Diluted	$0.30	$(0.21)

Shares used in computing basic net income (loss) per common share:
Basic	176,721	175,718

Diluted	181,267	175,718

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Twelve Months Ended
	December 31,
	2005	2004

Net sales	$2,099,949	$1,901,279

Cost of sales	1,743,996	1,533,447

Gross profit	355,953	367,832

Operating expenses:
Selling, general and administrative	243,155	220,415
Research and development	37,347	36,707
Provision for legal settlement and contingencies	50,000	1,500
Gain on sale of specialty test operations	(4,408)	—

Total operating expenses	326,094	258,622

Operating income	29,859	109,210

Other expense (income):
Interest expense, related party	521	—
Interest expense, net	165,351	148,902
Foreign currency loss	9,318	6,190
Other income, net	(389)	(24,442)

Total other expense	174,801	130,650

Loss before income taxes and minority interest	(144,942)	(21,440)
Minority interest income (expense)	2,502	(904)

Loss before income taxes	(142,440)	(22,344)

Provision for income taxes (benefit)	(5,551)	15,192

Net loss	$(136,889)	$(37,536)

Net loss per common share:
Basic	$(0.78)	$(0.21)

Diluted	$(0.78)	$(0.21)

Shares used in computing basic net loss per common share:
Basic	176,385	175,342

Diluted	176,385	175,342

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$206,575	$372,284
Accounts receivable:
Trade, net of allowance of $4,947 in 2005 and $5,074 in 2004	381,495	265,547
Other	5,089	3,948
Inventories, net	138,109	111,616
Other current assets	35,222	32,591

Total current assets	766,490	785,986

Property, plant and equipment, net	1,419,472	1,380,396
Goodwill	653,717	656,052
Intangibles, net	38,391	47,302
Investments	9,668	13,762
Other assets	67,353	81,870

Total assets	$2,955,091	$2,965,368

Liabilities and Stockholders’ Equity

Current liabilities:
Short-term borrowings and current portion of long-term debt	$184,389	$52,147
Trade accounts payable	326,712	211,808
Accrued expenses	123,631	175,075

Total current liabilities	634,732	439,030

Long-term debt, related party	100,000	—
Long-term debt	1,856,247	2,040,813
Other non-current liabilities	135,861	109,317

Total liabilities	2,726,840	2,589,160

Minority interest	3,950	6,679

Stockholders’ equity:
Common stock	178	176
Additional paid-in capital	1,326,426	1,323,579
Accumulated deficit	(1,105,961)	(969,072)
Accumulated other comprehensive income	3,658	14,846

Total stockholders’ equity	224,301	369,529

Total liabilities and stockholders’ equity	$2,955,091	$2,965,368

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$54,001	$(36,092)
Depreciation and amortization	63,611	61,180
Gain on sale of specialty test services	(4,408)	—
Other non-cash items	17,203	6,962
Changes in assets and liabilities excluding effects of sales and acquisitions	(30,002)	(45,518)

Net cash provided by (used in) operating activities	100,405	(13,468)

Cash flows from investing activities:
Payments for property, plant and equipment	(69,501)	(1,511)
Proceeds from sale of specialty test services	6,587	—
Advances for acquisition of minority interest	(19,250)	—
Other investing activities	1,066	511

Net cash used in investing activities	(81,098)	(1,000)

Cash flows provided by financing activities	28,814	153,660

Effect of exchange rate fluctuations on cash and cash equivalents	(1,064)	1,781

Net increase in cash and cash equivalents	47,057	140,973

Cash and cash equivalents, beginning of period	159,518	231,311

Cash and cash equivalents, end of period	$206,575	$372,284

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$43,739	$40,747
Income taxes	$2,386	$1,686
Noncash investing and financing activities:
Note receivable from sale of specialty test services	$890	$—

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(136,889)	$(37,536)
Depreciation and amortization	248,322	230,344
Gain on sale of specialty test services	(4,408)	—
Other non-cash items	49,412	764
Changes in assets and liabilities excluding effects of sales and acquisitions	(59,325)	25,167

Net cash provided by operating activities	97,112	218,739

Cash flows from investing activities:
Payments for property, plant and equipment	(295,943)	(407,740)
Proceeds from sale of specialty test services	6,587	—
Advances for acquisition of minority interest	(19,250)	—
Other investing activities	1,596	12,032

Net cash used in investing activities	(307,010)	(395,708)

Cash flows provided by financing activities	47,683	235,175

Effect of exchange rate fluctuations on cash and cash equivalents	(3,494)	819

Net (decrease) increase in cash and cash equivalents	(165,709)	59,025

Cash and cash equivalents, beginning of period	372,284	313,259

Cash and cash equivalents, end of period	$206,575	$372,284

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$168,564	$136,957
Income taxes	$1,885	$23,800
Noncash investing and financing activities:
Note receivable from sale of specialty test services	$890	$—